Exhibit 99.1

Assets Reach $1 Billion at First Internet Bank

INDIANAPOLIS, IN – March 13, 2015 – First Internet Bank of Indiana, a premier provider of online banking services nationwide, today announced it has exceeded $1 billion in assets. To commemorate the milestone, employees will release balloons from the Bank’s operations center located at 11201 USA Parkway in Fishers, Indiana, at 1:00 PM on Wednesday, March 18.

“Since we launched in 1999, First Internet Bank has been on an upward trajectory,” said David Becker, Founder, President and CEO. “Consumers and businesses alike have embraced our low overhead model that translates into favorable rates and fees as well as well as our online self-service tools for anytime, anywhere convenience. Word has spread, and we have experienced impressive growth in 16 short years. It is fitting and symbolic that we should celebrate this accomplishment with a balloon release.”

To help mark this billion-dollar celebration, the Bank will also give back to the community that has been its home for 16 years. For every unique visitor to www.firstib.com/onebillion before March 31, First Internet Bank will make a donation to the Marion and Hamilton County chapters of Habitat for Humanity.

History

When the Bank was launched to the public in February of 1999, it was the first state-chartered, FDIC-insured institution to offer a full suite of consumer banking services in a real-time environment via the Internet. The Bank offered its customers the technology and flexibility to manage their own banking needs 24 hours a day, seven days a week. By the end of May 1999, the Bank had accumulated $22 million in deposits; by the end of July 1999, $40 million; by the end of September 1999, $80 million.

The Bank broadened its product offering over time. The 2007 acquisition of a traditional mortgage lender and savings bank, Indianapolis-based Landmark Financial Corp, gave the Bank entry to the mortgage market. Within three years, First Internet Bank expanded its mortgage origination footprint from the Indianapolis MSA to include all 50 states and increased its lending power by offering home equity loans and lines of credit as well as jumbo mortgage loans. In 2014, First Internet Bank originated over $450 million in mortgage loans nationwide.

First Internet Bank launched a series of commercial loan and deposit services, starting in late 2010. Within the Indiana and Arizona regional markets, First Internet Bank now offers commercial and industrial (C&I) lending as well as treasury management services. On a regional basis, the Bank provides investment property mortgage loans across a variety of real estate-oriented products. Projects include construction and development for offices, retail, industrial and multi-family properties. Nationwide, the Bank offers credit tenant lease/single tenant financing to investors for properties subject to long-term, net lease arrangements with well known, financially strong tenants. Since the launch of its commercial banking platform, the Bank has grown its commercial loan portfolio to approximately $350 million as of December 31, 2014.

In February 2013, the Bank’s parent company, First Internet Bancorp, began trading on the NASDAQ Capital Market under the symbol INBK.

Recognition

Throughout its history, the Bank has received numerous accolades for its platform and its growth by analysts and publications that include Entrepreneur and SmartMoney magazines. First Internet Bank took honors as the top Online Mortgage Originator in the 2013 Mortgage Technology Awards. Most recently, the Bank was named among the Best Online Banks by GOBankingRates. As a company that works to attract and retain top banking and lending talent, First Internet Bank has also been named a Best Place to Work in Indianapolis, a Best Place to Work in Indiana, and a Best Bank to Work For by American Banker.  Employee feedback played a critical part in the employer awards.

The Billion Dollar Celebration

First Internet Bank employees will release 500 balloons from the Bank’s operations center located at 11201 USA Parkway in Fishers, Indiana, at 1:00 PM on Wednesday, March 18. Public officials and members of the local media have been invited to attend. For more information about the bank, please visit http://www.firstib.com. The bank is a wholly owned subsidiary of First Internet Bancorp (NASDAQ: INBK).

For Further Information Contact:

Media Inquiries

Nicole Lorch

(317) 532-7906

nlorch@firstib.com

Investor Inquiries

Paula Deemer

(317) 428-4628
investors@firstib.com

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